UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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COMMVAULT SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CommVault Systems, Inc.
2 Crescent Place
Oceanport, NJ 07757
(732) 870-4000

July 23, 2007

To the Stockholders of CommVault Systems, Inc.:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of CommVault Systems, Inc. (“CommVault”). The Annual Meeting will be held Wednesday, August 29, 2007, at 1:00 p.m., local time, at the Sheraton Eatontown Hotel, 6 Industrial Way East, Eatontown, New Jersey.

In the materials accompanying this letter, you will find a Notice of Annual Meeting of Stockholders, a Proxy Statement relating to the proposals you will be asked to consider and vote upon at the Annual Meeting, and a Proxy Card. The Proxy Statement includes general information about CommVault as well as information on the specific proposals you will be asked to consider and vote upon at the Annual Meeting. A record of our activities for the year ended March 31, 2007 is contained in the Annual Report to stockholders, a copy of which is available upon request and without charge to stockholders entitled to vote at the Annual Meeting.

All stockholders are invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, please assist us in preparing for the meeting by either completing, executing and returning the enclosed proxy card or using our telephone or internet voting procedures. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or used our telephone or internet voting procedures.

Very truly yours,

N. ROBERT HAMMER
Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 29, 2007
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 29, 2007
PROPOSAL NO. 1 ELECTION OF DIRECTORS
OUR BOARD OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION

CommVault Systems, Inc.
2 Crescent Place
Oceanport, NJ 07757
(732) 870-4000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 29, 2007

The Annual Meeting of Stockholders of CommVault Systems, Inc. will be held at the Sheraton Eatontown Hotel, 6 Industrial Way East, Eatontown, New Jersey on Wednesday, August 29, 2007, at 1:00 p.m., local time.

The purposes of the meeting are:

1. To elect three Class I Directors for a term to expire at the 2010 Annual Meeting of Stockholders;

2. To ratify the appointment of Ernst & Young LLP as independent public accountants for the fiscal year ending March 31, 2008; and

3. To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof. At this time, the Board of Directors knows of no other matters that may properly be brought before the meeting.

Only stockholders of record as of the close of business on July 2, 2007 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Each stockholder is urged to either complete, date and sign the enclosed proxy and return it to us in the enclosed envelope, which requires no postage if mailed in the United States, or to utilize our telephone or Internet voting procedures to submit a proxy. Sending in your proxy card, or utilizing our telephone or Internet voting procedures to submit your proxy, will not prevent you from voting in person at the Annual Meeting.

By Order of the Board of Directors

WARREN H. MONDSCHEIN
Vice President, General Counsel and Secretary

Oceanport, New Jersey
July 23, 2007

CommVault Systems, Inc.
2 Crescent Place
Oceanport, NJ 07757
(732) 870-4000

July 23, 2007

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 29, 2007

This statement is furnished in connection with the solicitation on behalf of the Board of Directors of CommVault Systems, Inc. (which we refer to as we, us, our, CommVault or our company) of proxies to be voted at the Annual Meeting of Stockholders on August 29, 2007, or at any adjournment or postponement thereof. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about July 27, 2007.

Voting Rights and Solicitation

July 2, 2007 was the record date for the determination of stockholders entitled to vote at the Annual Meeting. On that date, 42,849,446 shares of common stock were outstanding and entitled to vote. Each stockholder is entitled to one vote for each share of common stock held of record. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders during regular business hours at our principal executive offices located at 2 Crescent Place, Oceanport, New Jersey 07757 for 10 days preceding the meeting and also will be available for examination at the Annual Meeting.

Stockholders may provide voting instructions by completing, executing and returning the enclosed proxy card. Alternatively, stockholders may submit a proxy over the Internet or by telephone in accordance with the instruction set forth on the proxy card. All properly completed, unrevoked proxies received prior to the close of voting at the Annual Meeting will be voted in accordance with the instructions provided. If a properly executed, unrevoked written proxy card does not specifically direct the voting of shares, the shares represented by such proxy will be voted (i) FOR the election of all nominees for election as director described in this proxy statement, (ii) FOR the ratification of the appointment of Ernst & Young LLP as our independent public accountants for the fiscal year ending March 31 2008, and (iii) in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

A proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later-dated proxy (including a later-dated proxy via the Internet or telephone), giving timely written notice of such revocation to the Secretary of our company or by attending the Annual Meeting and voting in person.

The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Annual Meeting to vote in person, your shares of common stock will be considered part of the quorum. Directions to withhold authority to vote for any director, abstentions and broker non-votes (described below) will be counted to determine if a quorum for the transaction of business is present. Once a quorum is present, voting on specific proposals may proceed.

Assuming the presence of a quorum, the affirmative vote of (1) a plurality of the votes cast at the Annual Meeting (in person or by proxy) is required for the election of directors, and (2) holders of a majority of the common stock present at the Annual Meeting (in person or by proxy) and entitled to vote is required to ratify Ernst & Young LLP as our independent public accountants for the fiscal year ending March 31, 2008.

Effect of Abstentions and Broker Non-Votes

Because the election of directors is determined on the basis of a plurality of the votes cast, abstentions have no effect on the election of directors. Because the approval of a majority of shares present and entitled to vote is required to ratify the appointment of Ernst & Young LLP as our independent public accountants, abstentions have the effect of a vote against the proposal.

If you hold shares through a broker or other nominee, your broker or nominee is permitted to exercise voting discretion only with respect to certain, routine matters. Broker non-votes are shares held by brokers or other nominees that do not have discretionary vote authority with respect to a matter and have not received specific voting instructions from the beneficial owner. Broker non-votes are not deemed to be present and entitled to vote for the purpose of determining whether stockholders have approved a proposal and, accordingly, have no effect on the election of directors or on any proposal.

Brokers who have not received voting instructions from beneficial owners may vote in their discretion with respect to Proposal No. 1 (the election of directors) and Proposal No. 2 (the ratification of the appointment of our independent auditors).

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with one class of directors elected for a three-year term at each annual meeting. Each of Class I and Class III consist of three directors and Class II consists of two directors. Each director holds office until the third annual meeting after the meeting at which such director is elected and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal or death. The terms of the Class I Directors will expire at the 2007 Annual Meeting.

Upon the recommendation of the Nominations and Governance Committee, the Board of Directors has nominated Armando Geday, F. Robert Kurimsky and David Walker to hold office as Class I Directors until the annual meeting in 2010.

The persons named as proxy voters in the accompanying proxy card, or their substitutes, will vote your proxy for all the nominees, each of whom has been designated as such by the Board of Directors, unless otherwise indicated in your proxy. CommVault has no reason to believe that the nominees named herein will be unavailable to serve as directors. However, in the event that any nominee for director withdraws or for any reason is not able to serve as a director, we will vote your proxy for the remainder of those nominated for director (except as otherwise indicated in your proxy) and for any replacement nominee designated by the Nominations and Governance Committee of the Board of Directors.

You may vote for or withhold your vote from any or all of the director nominees. Assuming a quorum is present, the affirmative vote of the plurality of votes cast at the Annual Meeting (in person or by proxy) will be required for the election of directors.

Nominees for Election

Armando Geday has served as a director of our company since July 2000. From April 1997 until February 2004, Mr. Geday served as president, chief executive officer and a director of GlobespanVirata, Inc., a digital subscriber line chipset design company. After GlobespanVirata was acquired by Conexant Systems, Inc. in 2004, Mr. Geday served as chief executive officer of Conexant from February 2004 until November 2004. Prior to joining GlobespanVirata, Mr. Geday served as vice president and general manager of the multimedia communications division of Rockwell Semiconductor Systems from 1986 to 1997. Prior to joining Rockwell, Mr. Geday held several other marketing and general management positions at Rockwell and Harris Semiconductor. Mr. Geday obtained his bachelor’s degree in electrical engineering from the Florida Institute of Technology. Mr. Geday also serves on the board of directors of MagnaChip Semiconductor.

F. Robert Kurimsky has served as a director of our company since February 2001. Mr. Kurimsky served as senior vice president of Technology Solutions Company, a systems integrator, from 1994 through 1998 and again from January 2002 through June 2003. Mr. Kurimsky served as senior vice president of The Concours Group, a consulting and executive education provider, from 1998 through December 2001. Prior to his service with Technology Solutions Company, Mr. Kurimsky spent 20 years in information systems and administration functions at the Philip Morris Companies, Inc. (now Altria Group, Inc.), rising to the level of vice president. Mr. Kurimsky obtained a bachelor of science at Fairfield University and a master of engineering degree from Yale University. Mr. Kurimsky also serves on the board of directors of The Advisory Council, a privately-held research and advisory services company.

David F. Walker has served as a director of our company since February 2006 and is chairman of our Audit Committee. Mr. Walker is the Director of the Accountancy Program and the Program for Social Responsibility and Corporate Reporting at the University of South Florida St. Petersburg, where he has been employed since 2002. Prior to joining the University of South Florida, Mr. Walker was with Arthur Andersen LLP, having served as a partner in that firm from 1986 through 2002. Mr. Walker earned a master’s of business administration from the University of Chicago Graduate School of Business with concentration in accounting, finance and marketing, and a bachelor of arts degree from DePauw University with majors in economics and mathematics and a minor in business administration. Mr. Walker is a certified public accountant and a certified fraud examiner. Mr. Walker also serves on the board of directors of Chico’s FAS, Inc., First Advantage Corporation and Technology Research Corporation, participating on the executive, audit and corporate governance committees of Chico’s and chairing its audit committee; chairing the audit committee of First Advantage; and participating on the compensation and nominating committees of Technology Research.

The Board of Directors recommends that you vote FOR each of the nominees listed above.

OUR BOARD OF DIRECTORS

The following table shows information as of July 1, 2007 with respect to each person who is an executive officer, continuing director or director nominee. Biographical information for each executive officer and continuing director is set forth immediately following the table. Biographical information for each director nominee appears under “Election of Directors” above.

Name	Age	Position	Director Since

N. Robert Hammer	65	Chairman, President and Chief Executive Officer	1998
Frank J. Fanzilli Jr.(1)	50	Director	2002
Armando Geday(1)	45	Director	2000
Keith Geeslin(1)	54	Director	1996
F. Robert Kurimsky(2)(3)	68	Director	2001
Daniel Pulver(2)(3)	38	Director	1999
Gary B. Smith(3)(4)	46	Director	2004
David F. Walker(2)(3)	53	Director	2006

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Nominations and Governance Committee

(4)	Lead Director

Continuing Directors

Class II Directors Whose Terms Expire in 2008

Frank J. Fanzilli, Jr. has served as a director of our company since July 2002. Mr. Fanzilli retired from active employment in March 2002. Prior to his retirement, Mr. Fanzilli spent 17 years at Credit Suisse First Boston LLC (now Credit Suisse Securities (USA) LLC), holding a variety of positions in information technology and rising to the level of managing director and chief information officer. Prior to joining Credit Suisse First Boston, Mr. Fanzilli spent seven years at IBM, where he managed systems engineering and software development for Fortune 50 accounts. Mr. Fanzilli obtained his bachelor’s degree in management, cum laude, from Fairfield University and his master’s in business administration, with distinction, from New York University. Mr. Fanzilli also serves on the board of directors of Avaya Inc. and Interwoven, Inc.

Daniel Pulver has served as a director of our company since October 1999 and is chairman of our Nominations and Governance Committee. Mr. Pulver served as a director at Credit Suisse First Boston LLC from November 2000, when Credit Suisse First Boston LLC (now Credit Suisse Securities (USA) LLC) merged with Donaldson, Lufkin & Jenrette, until April 2005. Mr. Pulver obtained his bachelor’s degree from Stanford University and his master’s in business administration from Harvard Business School. Mr. Pulver also serves on the board of directors and the compensation committee of Nextpharma S.A. Prior to May 24, 2007, Mr. Pulver served on the Compensation Committee of our Company.

Class III Directors Whose Terms Expire in 2009

N. Robert Hammer has served as our Chairman, President and Chief Executive Officer since March 1998. Mr. Hammer was also a venture partner from 1997 until December 2003 of the Sprout Group, the venture capital arm of Credit Suisse’s asset management business, which conducts its activities through affiliates of Credit Suisse Securities (USA) LLC. Prior to joining the Sprout Group, Mr. Hammer served as the chairman, president and chief executive officer of Norand Corporation, a portable computer systems manufacturer, from 1988 until its acquisition by Western Atlas, Inc. in 1997. Mr. Hammer led Norand following its leveraged buy-out from Pioneer Hi-Bred International, Inc. and through its initial public offering in 1993. Prior to joining Norand, Mr. Hammer also served as chairman, president and chief executive officer of publicly-held Telequest Corporation from 1987 until 1988 and of privately-held Material Progress Corporation from 1982 until 1987. Prior to joining Material Progress Corporation, Mr. Hammer spent 15 years in various sales, marketing and management positions with Celanese Corporation, rising to the level of vice president and general manager of the structural composites materials business. Mr. Hammer obtained his bachelor’s degree and master’s degree in business administration from Columbia University.

Keith Geeslin has served as a director of our company since May 1996 and is chairman of our Compensation Committee. Mr. Geeslin became a partner at Francisco Partners in January 2004, prior to which Mr. Geeslin spent 19 years with the Sprout Group, the venture capital arm of Credit Suisse’s asset management business, which conducts its activities through affiliates of Credit Suisse Securities (USA) LLC. Prior to joining the Sprout Group, Mr. Geeslin was the general manager of a division of Tymshare, Inc. and held various positions at its Tymnet subsidiary from 1980 to 1984. Mr. Geeslin obtained his bachelor’s degree in electrical engineering from Stanford University and master’s degrees from Stanford University and Oxford University. Mr. Geeslin also serves on the board of directors of Synaptics, Inc. and Yipes Enterprise Services, Inc.

Gary B. Smith has served as a director of our company since May 2004 and as our lead director since May 2006. Mr. Smith is currently the president, chief executive officer and a director of Ciena Corporation. Mr. Smith began serving as chief executive officer of Ciena in May 2001, in addition to his existing responsibilities as president and director, positions he has held since October 2000. Prior to his current role, his positions with Ciena included chief operating officer and senior vice president, worldwide sales. Mr. Smith joined Ciena in November 1997 as vice president, international sales. From 1995 through 1997, Mr. Smith served as vice president of sales and marketing for INTELSAT. He also previously served as vice president of sales and marketing for Cray Communications, Inc. Mr. Smith received his master’s in business administration from Ashridge Management College, United Kingdom. Mr. Smith currently serves on the board of directors for the American Electronics Association, and also serves as a commissioner for the Global Information Infrastructure Commission.

CORPORATE GOVERNANCE

Overview

We have established a comprehensive corporate governance plan for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. As part of its annual review process, the Board of Directors monitors developments in the area of corporate governance. Listed below are some of the key elements of our corporate governance plan. Many of these matters are described in more detail elsewhere in this proxy statement.

Independence of Directors (see p. 6)

•	Seven of our eight current directors are independent under the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”).

•	We have a lead independent director, Mr. Smith.

Audit Committee (see p. 6 and pp. 27-28)

•	All members meet the independence standards for audit committee membership under the Nasdaq listing standards and applicable Securities and Exchange Commission (“SEC”) rules.

•	One member of the Audit Committee, Mr. Walker, qualifies as an “audit committee financial expert,” as defined in the SEC rules, and the remaining members of the Audit Committee satisfy Nasdaq’s financial literacy requirements.

•	The Audit Committee operates under a written charter that governs its duties and responsibilities, including its sole authority to appoint or replace our independent auditors.

•	The Audit Committee has adopted policies and procedures governing the pre-approval of all audit and non-audit services provided by our independent auditors.

Nominations and Governance Committee (see pp. 7-8)

•	All members meet the independence standards for compensation and nominating committee membership under the Nasdaq listing standards.

•	The Nominations and Governance Committee operates under a written charter that governs its duties and responsibilities, including the responsibility for executive compensation.

Corporate Governance Policies

•	We have adopted Corporate Governance Policies, including qualification and independence standards for directors.

Codes of Business Ethics and Conduct

•	We have adopted a Code of Ethics for Senior Financial Managers that applies to our Chief Executive Officer, Chief Financial Officer and Controller.

•	We also operate under an omnibus Code of Business Ethics and Conduct that applies to all directors, officers and employees and includes provisions ranging from restrictions on gifts to conflicts of interests.

•	We have established a process for confidential and anonymous submissions by our employees, as well as submissions by other interested parties, regarding questionable accounting or auditing matters.

Our Audit Committee, Nominations and Governance Committee and Compensation Committee Charters, Code of Ethics for Senior Financial Officers, Corporate Governance Principles, Code of Business Ethics and Conduct, Amended and Restated Bylaws, Charter of the CommVault Systems Disclosure Committee, Insider Trading Policy and Policy of Fair Disclosure to Investors may be accessed on our website at www.commvault.com.

The contents of the website are not, however, a part of this proxy statement. In addition, we will make a copy of any of these documents available to any person, without charge, upon written request to CommVault Systems, Inc., 2 Crescent Drive, Oceanport, New Jersey 07757, Attn: General Counsel. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K and applicable Nasdaq rules regarding amendments to or waivers of our Code of Ethics for Senior Financial Officers and Corporate Governance Principles by posting this information on our website at www.commvault.com

The Board of Directors and Its Committees

General.  Our Board of Directors currently comprises eight members, seven of whom are not officers of our company and one of whom is an officer of our company. Our Board of Directors believes that our ratio of outside directors to inside directors represents a commitment to the independence of our Board of Directors and a focus on matters of importance to our stockholders.

Our Board of Directors has determined that Messrs. Frank J. Fanzilli, Jr., Armando Geday, Keith Geeslin, F. Robert Kurimsky, Daniel Pulver, Gary B. Smith and David F. Walker, all of the outside directors, are “independent” as that term is defined under the applicable listing standards of Nasdaq. Our Board also determined that Edward A. Johnson, who resigned from our Board of Directors in September 2006, and Thomas Barry, who resigned from our Board of Directors in May 2007, were both independent. In making this determination for each director, the Nominations and Governance Committee, on behalf of our Board of Directors, considered the standards of independence set forth in the Nasdaq Corporate Governance Listing Standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and our company that, in the opinion of the Nominating and Corporate Governance Committee, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director, or any material relationship with our company (either directly, or as a partner, shareholder or other officer of an organization that has a relationship with our company). In addition, with respect to Mr. Barry, the Board also considered the fact that Mr. Barry’s brother is a partner at an accounting firm that has been retained to provide certain non-audit services to the company.

During the year ended March 31, 2007, our Board of Directors held 5 meetings. All of our directors who served in the year ended March 31, 2007, with the exception of Messrs. Geeslin and Geday, attended at least 80% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board held and on which the director served during his term of service. Messrs. Geeslin and Geday attended 60% of such meetings. The Board of Directors is scheduled to meet in executive session, without management, at every Board meeting that the directors attend in person. Mr. Smith acts as lead independent director to chair these executive sessions and as primary spokesperson in communicating matters arising out of these sessions to our management.

This is our first annual meeting as a public company. Our Directors are encouraged to attend our annual meeting.

The Board of Directors has three standing committees. These committees have the responsibilities and authority described below.

Audit Committee.  The Audit Committee is responsible for the appointment of, compensation of and oversight over the work of our independent auditor. Additionally, the Audit Committee monitors the integrity of our financial statements, our independent auditor’s qualifications and independence, our compliance with legal and regulatory requirements and the performance of our internal audit function and independent auditor. The members of the Audit Committee are Messrs. Walker (Chairman), Kurimsky and Pulver. The Audit Committee is comprised solely of directors who meet all of the independence standards for audit committee membership as set forth in the Sarbanes-Oxley Act of 2002, and the SEC rules adopted thereunder, and the listing standards of Nasdaq. The Board of Directors has determined that Mr. Walker qualifies as an “audit committee financial expert” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002, and that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee.

The Audit Committee operates under a written charter. The Audit Committee held 14 meetings in the year ended March 31, 2007. A report of the Audit Committee appears elsewhere in this proxy statement.

Compensation Committee.  The Compensation Committee is responsible for overseeing our compensation and benefit plans, including all compensation arrangements for executive officers and directors. The members of the Compensation Committee are Messrs. Geeslin (Chairman), Fanzilli and Geday. The Compensation Committee is comprised solely of outside directors who meet the independence standards for compensation and nominating committee members as set forth in Nasdaq listing standards.

Management assists the Compensation Committee in the performance of its duties. Each year, the Chief Executive Officer reviews the performance and compensation of each of the executive officers and makes recommendations to the Compensation Committee with respect to the executive officers’ compensation.

The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibility. In early fiscal year 2007, the Compensation Committee directed management to retain the services of external consulting firms, to advise management and the Compensation Committee on executive compensation matters, including benchmarking against peer companies, providing survey data, and consulting with respect to salary, bonus and equity compensation of executive officers and employees. Based in part on the recommendation of the Compensation Committee, Mercer Human Resource Consulting and Radford Surveys + Consulting were retained to provide such advice. From time to time, these consultants also provide additional services at the request of the Company. In fiscal year 2007, these services included assistance and advice in the formulation of the Company’s equity compensation program and the calculation of restricted stock awards and appropriate target awards for participants.

The Compensation Committee operates under a written charter. The Compensation Committee met 1 time in the year ended March 31, 2007. A report of the Compensation Committee appears elsewhere in this proxy statement. For a more detailed discussion of the Compensation Committee’s processes and procedures for considering and determining executive compensation, see “Executive Compensation — Compensation Discussion and Analysis.”

Nominations and Governance Committee.  The Nominations and Governance Committee is responsible for identifying and recommending to our Board of Directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters. The members of the Nominations and Governance Committee are Messrs. Pulver (Chairman), Kurimsky, Smith and Walker. The Nominations and Governance Committee is comprised solely of outside directors who meet the independence standards for compensation and nominating committee members as set forth in Nasdaq listing standards.

The Nominations and Governance Committee is responsible for assessing the appropriate balance of experience, skills and characteristics required of our Board of Directors and for carrying out adequate due diligence with respect to prospective board members. The Nominations and Governance Committee will consider nominees that are recommended by members of the Board of Directors, management or other stockholders. Nominees for director shall be selected on the basis of depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment, the willingness of the candidate to devote adequate time to board duties, the interplay of the candidate’s experience and skills with those of other board members, and the extent to which the candidate would be a desirable addition to our Board of Directors and any committees of the Board.

If the Nominating and Corporate Governance Committee receives a nominee recommendation from a stockholder or group of stockholders that has beneficially owned more than 5% of the Company’s voting common stock for at least one year as of the date of the recommendation, the name of the candidate, the name(s) of the stockholder(s) who recommended the candidate and whether the Nominating and Corporate Governance Committee chose to nominate the candidate will be disclosed in the proxy statement, if the consent of both the stockholder and the candidate has been received.

If a stockholder desires to nominate persons for election as director at any stockholders’ meeting duly called for the election of directors, written notice of the stockholder’s intent to make such a nomination must be given and received by the Secretary at our principal executive offices either by personal delivery or by United States mail not later than (i) with respect to an annual meeting of stockholders, 90 days prior to the anniversary date of the date on which notice of the prior year’s annual meeting was mailed to stockholders, and (ii) with respect to a special meeting of stockholders, the close of business on the tenth day following the date on which notice of such meeting is first sent or given to stockholders.

Each notice shall describe the nomination in sufficient detail for the nomination to be summarized on the agenda for the meeting and shall set forth:

•	the name and address, as it appears on our books, of the stockholder who intends to make the nomination;

•	a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such nomination;

•	whether the stockholder plans to deliver or solicit proxies from other stockholders;

•	the class and number of our shares which are beneficially owned by the stockholder;

•	the name and address of any person to be nominated;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

•	such other information regarding such nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and

•	the consent of each nominee to serve as a Director of our company if so elected.

The Nominations and Governance Committee operates under a written charter. The Nominations and Governance Committee met 1 time in the year ending March 31, 2007.

Stockholder Communication Policy.  Stockholders can contact our Board of Directors to provide comments, to report concerns, or to ask a question, at the following address.

Corporate Secretary
CommVault Systems, Inc.
2 Crescent Place
Oceanport, New Jersey 07757

You may submit your concern anonymously or confidentially by postal mail.

Communications are distributed to our Board of Directors, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. You may also communicate online with our Board of Directors as a group through our website at www.commvault.com.

Transactions with Related Persons

It is the responsibility of the Nominations and Governance Committee to review and approve, ratify or disapprove of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed pursuant to the SEC’s related person disclosure requirements). The Nominations and Governance Committee is to review such transaction based upon the rules of Nasdaq and upon the Nominations and Governance Committee’s review of our ethics and governance guidelines.

We have a Code of Business Ethics and Conduct, a copy of which is posted on our web page at www.commvault.com, which applies to all of our employees. The Code, among other things, has a policy governing conflicts of interests generally and, in particular, prohibiting employment or other activities in certain other businesses, soliciting clients for any other purpose or relationships that may be perceived as impairing the ability of the individual or our company from performing his or its duties, as the case may be, in an impartial manner, and use of corporate property for improper personal gain. Any complaints or concerns require disclosure to the Vice President, General Counsel or Vice President, Human Resources and, if warranted, to the Audit Committee or Nominations and Governance Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and beneficial owners of 10 percent or more of a registered class of our equity securities to file with the SEC initial reports of beneficial ownership (Form 3) and reports on changes in beneficial ownership (Form 4 or 5). SEC rules adopted pursuant to Section 16(a) require that such persons furnish us with copies of all such forms they file with the SEC.

Based solely upon our review of such forms furnished to us during the year ended March 31, 2007, and upon the written representations received by us from certain of our directors and executive officers, we believe that our directors, executive officer and 10% stockholders complied with all Section 16(a) filing requirements on a timely basis during the year ended March 31, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management

The following table shows, as of June 30, 2007, the number of shares of our common stock, par value $.01 per share (the only class of voting securities outstanding), beneficially owned by: (1) each director and nominee for director; (2) each person who is named in the Summary Compensation Table, below; and (3) all directors and executive officers as a group. The number of shares of our common stock beneficially owned by a person includes shares of commons stock issuable with respect to options and convertible securities held by the person which are exercisable or convertible within 60 days. The percentage of our common stock beneficially owned by a person assumes that the person has exercised all options, and converted all convertible securities, the person holds which are exercisable or convertible within 60 days, and that no other persons exercised any of their options or converted any of their convertible securities.

	Shares of	Percent of
	Common Stock	Common Stock
	Owned	Outstanding

Directors
N. Robert Hammer(1)	3,810,027	8.6%
Frank J. Fanzilli, Jr.(2)	76,156	*
Armando Geday(3)	76,156	*
Keith Geeslin(4)	9,531	*
F. Robert Kurimsky(5)	76,156	*
Daniel Pulver(6)	10,625	*
Gary B. Smith(7)	19,374	*
David F. Walker(8)	7,344	*
Named Executive Officers
Louis F. Miceli(9)	311,253	*
Alan G. Bunte(10)	592,188	1.4%
Ron Miiller(11)	160,157	*
Steven Rose(12)	37,501	*
All directors and named executive officers and directors as a group(13)	5,186,468	11.5%

*	Less than 1%

(1)	Includes options to acquire 1,209,375 shares of common stock which are exercisable within 60 days of June 30, 2007. Includes 300,000 shares of common stock that are pledged as security.

(2)	Includes options to acquire 76,155 shares of common stock which are exercisable within 60 days of June 30, 2007.

(3)	Includes options to acquire 76,155 shares of common stock which are exercisable within 60 days of June 30, 2007.

(4)	Includes options to acquire 9,530 shares of common stock which are exercisable within 60 days of June 30, 2007.

(5)	Includes options to acquire 76,155 shares of common stock which are exercisable within 60 days of June 30, 2007.

(6)	Includes options to acquire 10,624 shares of common stock which are exercisable within 60 days of June 30, 2007.

(7)	Includes options to acquire 19,373 shares of common stock which are exercisable within 60 days of June 30, 2007.

(8)	Includes options to acquire 7,343 shares of common stock which are exercisable within 60 days of June 30, 2007.

(9)	Includes options to acquire 153,750 shares of common stock which are exercisable within 60 days of June 30, 2007.

(10)	Includes options to acquire 312,187 shares of common stock which are exercisable within 60 days of June 30, 2007.

(11)	Includes options to acquire 160,156 shares of common stock which are exercisable within 60 days of June 30, 2007.

(12)	Includes options to acquire 37,500 shares of common stock which are exercisable within 60 days of June 30, 2007.

(13)	Includes options to acquire 2,148,303 shares of common stock which are exercisable within 60 days of June 30, 2007.

Certain Other Stockholders

The following table sets forth, as of June 30, 2007, certain information regarding the persons known by us to be the beneficial owner of more than 5% of our outstanding common stock (the only class of voting securities outstanding).

	Shares of
	Common Stock	Percent of Common
Name and Address of Beneficial Owner	Owned(1)	Stock Outstanding

Wells Fargo & Company, and related entities(2)	4,716,877	11.0%
101 N. Phillips Avenue Sioux Falls, SD 57104
FMR Corp.(1)(3)	5,341,199	12.5%
82 Devonshire Street Boston, Massachusetts 02109

(1)	This information is based on information contained in filings made with the SEC regarding the ownership of our common stock.

(2)	Wells Fargo & Company (the “Parent Company”) may be deemed to beneficially own 4,716,877 shares of our common stock that Wells Fargo Bank, N.A. (the “Bank”), a subsidiary of the Parent Company, may be deemed to beneficially own as described below. Of the 4,716,877 shares of Common Stock that the Bank may be deemed to beneficially own, all 4,716,877 shares are subject to a Voting Trust Agreement, dated as of September 21, 2006 (the “Agreement”), among Wells Fargo Bank, N.A.(the Bank), and Credit Suisse Securities (USA) LLC and certain of its affiliates.

(3)	Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,341,199 shares or 12.5% of the Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Contrafund, amounted to 3,932,387 shares or 9.2% of the Common Stock outstanding. Fidelity Contrafund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 5,341,199 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR Corp., are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee Membership and Organization

The Compensation Committee of the Board of Directors, or the Compensation Committee, has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. Its duties include:

•	setting the total compensation of our Chief Executive Officer and evaluating his performance based on corporate goals and objectives;

•	reviewing and approving the Chief Executive Officer’s decisions relevant to the total compensation of the Company’s other executive officers;

•	making recommendations to the Board of Directors with respect to equity-based plans in order to allow us to attract and retain qualified personnel; and

•	reviewing director compensation levels and practices, and recommending, from time to time, changes in such compensation levels and practices to the Board of Directors.

The members of our Compensation Committee are Messrs. Fanzilli, Geeslin and Pulver. Mr. Geeslin currently serves as Chairman of the Compensation Committee. Each member of the Compensation Committee is an “independent director” as such term is defined by Nasdaq’s Marketplace Rules. The Compensation Committee meets at scheduled times during the year and meets on an as necessary interim basis. Additionally, the Compensation Committee considers and takes action by written consent. The Compensation Committee met one time during fiscal year 2007.

Compensation Philosophy and Objectives

As a quickly growing high-technology company, we operate in an extremely competitive and rapidly changing industry. We believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long-term value of our company. The Compensation Committee’s philosophy and objectives in setting compensation policies for executive officers are to align pay with performance, while at the same time providing fair, reasonable and competitive compensation that will allow us to retain and attract superior executive talent. The Compensation Committee strongly believes that executive compensation should align executives’ interests with those of shareholders by rewarding achievement of specific annual, long-term, and strategic goals by the Company, with the ultimate objective of improving long-term stockholder value. The specific goals that our current executive compensation program rewards are focused primarily on revenue growth and profitability. To that end, the Compensation Committee believes executive compensation packages provided by the Company to its executive officers should include a mix of both cash and equity-based compensation that reward performance as measured against established goals. As a result, the principal elements of our executive compensation are base salary, non-equity incentive plan compensation, long-term equity incentives generally in the form of stock options and/or restricted stock and post-termination severance and acceleration of stock option vesting for certain named executive officers upon termination and/or a change in control.

Our goal is to maintain an executive compensation program that will fairly compensate our executives, attract and retain qualified executives who are able to contribute to our long-term success, induce performance consistent with clearly defined corporate goals and align our executives’ long-term interests with those of our shareholders. The decision on the total compensation for our executive officers is based primarily upon an assessment of each individual’s performance and the potential to enhance long-term stockholder value. Often, judgment is relied upon and not upon rigid guidelines or formulas in determining the amount and mix of compensation for each executive officer. Factors affecting such judgment include performance compared to strategic goals established for the individual and the Company at the beginning of the year, the nature and scope of the executive’s responsibilities, and effectiveness in leading initiatives to achieve corporate goals.

Role of Executive Officers in Compensation Decisions

The Compensation Committee is responsible for setting the compensation of our Chief Executive Officer and also reviewing and approving our Chief Executive Officer’s decisions relevant to the compensation of our other executive officers. Our Chief Executive Officer, Chief Financial Officer and Vice President of Human Resources support the Compensation Committee in its work by providing information relating to our financial plans, performance assessments of our executive officers and other personnel-related data. In addition, the Compensation Committee has authority under its charter to engage the advice of outside advisors and experts as appropriate.

Benchmarking of Executive Compensation

In the fourth quarter of fiscal 2006, we engaged recognized external compensation consultants to conduct a review and evaluate the Company’s current compensation practices and its competitive position in the industry. The external compensation consultants provided recommendations for structuring our compensation programs to retain our highly experienced executive management team, to keep management focused during the expected period of growth following our initial public offering, to motivate management to maximize stockholder value and to align our compensation practices with other technology industry companies of similar size. Their recommendations were based on a benchmarking analysis of our executive compensation relative to the compensation of comparable executive positions at comparable technology industry companies. Their analysis was based on compensation survey data from 86 technology industry companies. A partial list of the companies included in the survey include Actuate Corporation, Advent Software, Inc., Ariba, Inc., Cognos, Inc., Entrust, Inc., Filenet, Inc., Intervoice, Inc., Interwoven, Inc., Lightbridge, Inc., Mercury Interactive Corporation, Micromuse, Inc., MSC Software Corporation, Netmanage, Inc., Open Text Corporation, Radiant Systems, Inc., Red Hat, Inc., SeeBeyond Technology Corporation, Software AG, Tibco Software, Inc., Vignette Corporation, Websense, Inc. and Zantaz Inc. The results of the compensation review and evaluation and the subsequent recommendations were presented to the Compensation Committee.

Components of Executive Compensation

The principal components of compensation for our executive officers are:

•	Base salary;

•	Non-equity incentive plan compensation;

•	Long-term equity incentives; and

•	Other benefits.

Base salary

The Company provides our executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. The Compensation Committee compensates our executive officers competitively within the industry. In addition to considering the analysis provided by the external compensation consultants, the Compensation Committee considered the scope of and accountability associated with each executive officer’s position and such factors as the performance and experience of each executive officer when approving base salary levels for fiscal 2007. With respect to executive officers, base salaries are targeted to be competitive and are generally benchmarked against the 50th-75th percentile of the technology industry survey data discussed above. The 50th-75th percentile benchmark is being used because we have consistently achieved revenue and earnings growth that is in the top tier of companies in our industry. In some circumstances it may be necessary to provide compensation above these levels; these circumstances include the need to retain key individuals, to recognize roles that were larger in scope or accountability than standard market positions and/or to reward individual performance.

Salary levels are typically reviewed annually each April as part of our performance review process as well as upon a promotion or other change in job responsibility. For fiscal 2007, base salaries accounted for approximately 22% of total compensation for our Chief Executive Officer and ranged from 32% to 52% for our other four most highly compensated executive officers. Salaries earned by our five mostly highly compensated executive officers during fiscal 2007 are reported below in the Summary Compensation Table.

Non-Equity Incentive Plan Compensation

Non-equity incentive plan compensation for our executive officers is designed to reward performance against key corporate goals. In early fiscal 2007, the non-equity incentive plan compensation targets for that year were approved after considering targets for comparable positions provided by our external compensation consultants; the scope of and accountability associated with each executive officer’s position; and the performance and experience of each executive officer. The performance metrics against which our executive officers are measured are clearly communicated, measurable and consistently applied, and focus on corporate objectives. Our executive officer incentive targets are designed to motivate management to achieve specific goals related to certain revenue and profitability objectives. These metrics were selected because we believe that, at this stage of our development, they are most closely correlated to stockholder value. We believe that our revenue and profitability goals are aggressive and not easy to achieve because they are based on growth objectives higher than the industry average. During fiscal 2007, our actual revenue and profitability growth rates resulted in bonus awards ranging from 90% to 101% of the targets set for our five highest compensated executive officers. Fiscal 2007 was the first year that our Chief Executive Officer achieved a non-equity incentive plan award greater than 100% of his target. During the past three years, none of our other named executive officers with a maximum pay-out have achieved a non-equity incentive plan award greater than 100% of their target. Historically, our target performance requirements have been set so that achievement has been generally consistent from year to year. For fiscal 2008, if our revenue growth rate is consistent with fiscal 2007 and our profitability increases greater than industry average, we anticipate that the target bonus achievement of our five highest compensated executives will generally be consistent with fiscal 2007.

Our Chief Executive Officer, Mr. Hammer, is eligible for non-equity incentive plan compensation with a target bonus potential equal to a percentage of his base salary depending on the Company’s achievement against the annual financial plan approved by our Board of Directors. For fiscal 2007, Mr. Hammer’s target annual non-equity incentive plan compensation was determined by a combination of revenue and income from operations achievement. In total, Mr. Hammer’s target bonus was 100% of his $400,000 base salary for fiscal 2007. Mr. Hammer’s annual bonus may range from a minimum of zero to a maximum of 160% of his base salary, depending on the Company’s performance. In fiscal 2007, Mr. Hammer was awarded annual non-equity incentive plan compensation of $402,220 or 101% of his base salary.

Our Chief Operating Officer, Alan Bunte, and our Chief Financial Officer, Louis Miceli, are also eligible for annual non-equity incentive plan compensation with a target bonus potential equal to a percentage of their base salaries. For fiscal 2007, Mr. Bunte’s target bonus was 65% of his $300,000 base salary and Mr. Miceli’s target bonus was 50% of his $270,000 base salary. The performance goals for Messrs. Bunte and Miceli are both quantitative and qualitative. With respect to quantitative goals, Messrs. Bunte and Miceli are generally measured against the same performance objectives as Mr. Hammer. With respect to qualitative goals, discretion may be exercised because the goals are subjective. Non-equity incentive plan compensation awarded to Messrs. Bunte and Miceli is determined and approved by Mr. Hammer and reviewed by the Compensation Committee. In fiscal 2007, Mr. Bunte was awarded non-equity incentive plan compensation of $195,000 or 65% of his base salary and Mr. Miceli was awarded non-equity incentive plan compensation of $135,000 or 50% of his base salary.

Our Vice President of Sales, Americas, Ron Miiller, is eligible for a quarterly non-equity incentive plan compensation award based on a percentage of revenue recognized during each quarter of the fiscal year. Mr. Miiller’s non-equity incentive plan compensation is a tiered commission based plan where he is rewarded for the revenue in the United States, South America, Canada and Mexico. Based on the revenue targets provided to Mr. Miiller for the United States, South America, Canada and Mexico, Mr. Miiller’s target bonus potential for fiscal 2007 was 100% of his base salary. Mr. Miiller’s fiscal 2007 commission plan contains a maximum commission pay-out of approximately 147% of his base salary. In fiscal 2007, Mr. Miiller was awarded $215,164 or approximately 90% of his base salary in commissions under the non-equity incentive plan compensation.

Our Vice President of Sales, Europe, Middle East and Asia, Steven Rose, commenced employment with us in the first quarter of fiscal 2007. Starting on July 1, 2006, Mr. Rose was eligible for a quarterly non-equity incentive plan compensation award based on a percentage of revenue and contribution margin achieved during the remaining quarters of the fiscal year. Mr. Rose’s non-equity incentive plan compensation is a tiered commission based plan where he is rewarded for the revenue and contribution margin each quarter in Europe, Australia, New Zealand, Africa, the Middle East and portions of Asia. Based on the revenue and contribution margin targets provided to Mr. Rose for Europe, Australia, New Zealand, Africa, the Middle East and portions of Asia, Mr. Rose’s target bonus potential for fiscal 2007 was 100% of his base salary. Mr. Rose’s fiscal 2007 commission plan contains a maximum commission pay-out of 113% of his base salary. In fiscal 2007, Mr. Rose was awarded $186,698 or 84% of his base salary in commissions under the non-equity incentive plan compensation.

To date, the Compensation Committee has not exercised discretion to increase or reduce the award amounts that resulted from the application of our non-equity incentive plan compensation. However, the committee has the authority to do so if it determines that an adjustment would serve our interests and the goals of our executive officer non-equity incentive plan compensation.

Long-Term Equity Incentive Awards

We currently provide long-term incentive compensation pursuant to our 2006 Long-Term Stock Incentive Plan (the “LTIP”). The LTIP permits the grant of incentive stock options, non-qualified stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance stock awards and stock unit awards based on, or related to, shares of the Company’s common stock.

Generally, a significant stock option grant is made within one month of when an executive officer commences employment. This grant is made within our guidelines for new-hire grants, consistent with the executive’s position. The guidelines were developed based on our historical practices and survey data. The size of each grant is set at a level that we believe is appropriate to create a meaningful opportunity for stock ownership based upon the Company’s grant guidelines, the individual’s position with us and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors varies from individual to individual and all grants to executive officers are approved by the Compensation Committee.

Subsequent grants pursuant to the LTIP are made at varying times and in varying amounts in the discretion of the Compensation Committee. Each executive officer’s performance during the prior year is measured during the performance review process, but corporate performance is also considered when follow-on awards are granted. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive to remain an employee of the Company. As of March 31, 2007, we have only granted non-qualified stock options under the LTIP to our executive officers. We anticipate that future grants under the LTIP will include both non-qualified stock options and restricted stock units. Our stock options typically vest over a four-year period and have a term of ten years, in order to encourage a long-term perspective and encourage key employees to remain with the Company. We anticipate that restricted stock units granted under our LTIP will also vest over a four-year period.

We account for equity compensation paid to all of our employees under the rules of SFAS No. 123(R), which requires us to estimate and record compensation expense over the service period of the award. All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date. Generally, the granting of a non-qualified stock option to our executive officers is not a taxable event to those employees, provided, however, that the exercise of such stock option would result in taxable income to the optionee equal to the difference between the fair market value of the stock on the exercise date and the exercise price paid for such stock. Similarly, a restricted stock award subject to a vesting requirement is also not taxable to our executive officers unless such individual makes an election under section 83(b) of the Internal Revenue Code of 1986, as amended. In the absence of a section 83(b) election, the value of the restricted stock award becomes taxable to the recipient as the restrictions lapse.

The most recent long-term equity incentive award granted to each of our executive officers was in September 2005. We did not grant any long-term equity incentive awards to our executive officers during fiscal 2007 because the September 2005 grant was intended to satisfy two fiscal years for our Chief Executive Officer and one fiscal year for our other executive officers. The Compensation Committee anticipates that our Chief Executive Officer’s next long-term equity incentive award grant will occur in the first quarter of fiscal 2009. In addition, we anticipate that we will grant long-term equity incentive awards to each of our other executive officers on an annual basis starting in the first quarter of fiscal 2008. We made the first grant of such awards in May 2007.

In anticipation of our fiscal 2008 equity award grant, we conducted a review in the fourth quarter of fiscal 2007 of our equity compensation practices. We obtained technology industry survey data regarding the equity compensation of comparable executive positions at comparable technology industry companies. This survey data consisted of 99 technology industry companies many of which were the same companies identified in the fiscal 2006 survey noted above. We anticipate that we will grant equity compensation with a value that is generally targeted at the 75th percentile of the technology industry survey data obtained. The 75th percentile benchmark is being used because we have consistently achieved revenue and earnings growth that is in the top tier of companies in our industry.

In determining the amount of the long-term equity awards for fiscal 2008, an estimated value (in dollars) was developed based on the equity compensation component that the other similarly situated executives received within the technology industry survey data obtained. While Mr. Hammer will not receive a long-term equity incentive award until the first quarter of fiscal 2009, our Compensation Committee benchmarked this position to assist in determining the appropriate equity compensation for our other executive officers. Our Compensation Committee concluded that, with respect to the position of chief executive officer, the annual dollar value of the equity component of chief executive officer compensation was approximately $1,500,000 at the 75th percentile. Using similar methodology we anticipate that we will provide Messrs. Bunte, Miceli, Miiller and Rose with fiscal 2008 long-term equity compensation of approximately $800,000, $500,000, $500,000 and $400,000, respectively. Furthermore, our Compensation Committee has determined that the aggregate economic value of equity compensation payable to the executive officers should contain a mix of non-qualified stock options and restricted stock units.

Other benefits

Our executive officers participate in benefit programs that are substantially the same as all other eligible employees of the Company.

Stock Ownership Guidelines

We currently do not require our directors or executive officers to own a particular amount of our common stock. The Compensation Committee is satisfied that stock and option holdings among our directors and executive officers are sufficient to provide motivation and to align this group’s interests with those of our shareholders.

Financial Restatements

The Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. Our Compensation Committee believes that this issue is best addressed if the need actually arises and all of the facts regarding the restatement are known.

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code which precludes the Company from taking a tax deduction for individual compensation in excess of $1 million for our Chief Executive Officer and our four other highest-compensated officers. This section also provides for certain exemptions to this limitation, specifically compensation that is performance-based within the meaning of Section 162(m) of the Code.

Summary

Our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our executive officers’ interests with those of our shareholders. The Compensation Committee also believes that the compensation of our executives is both appropriate and responsive to the goal of increasing revenue and profitability.

Fiscal 2007 Summary Compensation Table

The following table summarizes the compensation earned in fiscal 2007 by our Principal Executive Officer, Principal Financial Officer and the other three most highly paid executive officers whose total compensation exceeded $100,000 in fiscal 2007. We refer to these individuals as our “named executive officers”:

				Non-Equity		All Other
			Option	Incentive Plan		Annual
Name and Principal Position	Year	Salary	Awards(1)	Compensation(2)		Compensation(3)		Total

N. Robert Hammer	2007	$400,000	$980,618	$402,220	(5)	$70,244	(10)	$1,853,082
Chairman, President and Chief Executive Officer
Alan G. Bunte	2007	300,000	348,558	195,000	(6)	—		843,558
Executive Vice President and Chief Operating Officer
Louis F. Miceli	2007	270,000	96,255	135,000	(7)	13,537		514,792
Vice President and Chief Financial Officer
Ron Miiller	2007	240,000	167,652	215,164	(8)	—		622,816
Vice President of Sales, Americas
Steven Rose(4)	2007	222,346	270,649	186,698	(9)	19,058	(11)	698,751
Vice President, Europe, Middle East and Asia

(1)	The amounts in this column represent the dollar amount recognized in accordance with FAS 123(R) for the year, disregarding any estimates of future forfeitures. These amounts may reflect options granted in years prior to fiscal 2007. See Note 2 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the FAS 123(R) values of our equity awards.

(2)	The amounts reported in this column consist of awards earned in fiscal 2007 under each executive officer’s non-equity incentive plan compensation. Such amounts are more fully described above under the heading “Non-Equity Incentive Plan Compensation.”

(3)	Other than Messrs. Hammer, Miceli and Rose, none of our named executive officers received other annual compensation exceeding $10,000 for fiscal 2007.

(4)	Mr. Rose commenced employment with us in the first quarter of fiscal 2007 at an estimated annual salary of $240,000. Mr. Rose’s compensation is paid in British pound sterling. All amounts have been converted to U.S. dollars using the average currency exchange rate for the period.

(5)	This number represents $402,220 that was earned in fiscal 2007, but will be paid in fiscal 2008.

(6)	This number represents $195,000 that was earned in fiscal 2007, but will be paid in fiscal 2008.

(7)	This number represents $135,000 that was earned in fiscal 2007, but will be paid in fiscal 2008.

(8)	This number represents $165,964 that was earned and paid in fiscal 2007, and $49,200 that was earned in fiscal 2007, but will be paid in fiscal 2008.

(9)	This number represents $133,279 that was earned and paid in fiscal 2007, and $53,419 that was earned in fiscal 2007, but will be paid in fiscal 2008.

(10)	Mr. Hammer’s other annual compensation in fiscal 2007 included our payment of $23,858 for airfare for Mr. Hammer between his residence in Florida and our headquarters in Oceanport, New Jersey, $27,059 for housing-related costs for the rental of an apartment in New Jersey and $19,327 primarily for transportation-related benefits.

(11)	Mr. Rose’s other annual compensation in fiscal 2007 was for transportation-related benefits.

Fiscal 2007 Salary and non-equity incentive compensation in proportion to total compensation

The amount of salary and non-equity incentive compensation earned in fiscal 2007 in proportion to the total compensation reported for each of our named executive officers was:

•	N. Robert Hammer: 43%

•	Alan G. Bunte: 59%

•	Louis F. Miceli: 79%

•	Ron Miiller: 73%

•	Steven Rose: 59%

Fiscal 2007 Grants of Plan Based Awards

The following table sets forth information as to the range of non-equity incentive plan awards to the named executive officers in fiscal 2007. No equity incentive plan awards were granted to the named executive officers in fiscal 2007:

	Estimated Future Payouts Under Non-Equity
	Incentive Plan Awards
Name	Threshold(1)	Target(2)	Maximum(3)

N. Robert Hammer	$—	$400,000	$640,000
Alan G. Bunte	—	195,000	—
Louis F. Miceli	—	135,000	—
Ron Miiller	—	240,000	352,000
Steven Rose(4)	—	203,529	256,553

(1)	None of the named executive officers’ non-equity incentive compensation plans contain a minimum payout.

(2)	We believe that our non-equity incentive plan targets are aggressive and not easy to achieve. See “Non-Equity Incentive Plan Compensation” above for more information.

(3)	Mr. Hammer’s annual non-equity incentive plan compensation is limited to 160% of his base salary. Annual non-equity incentive plan compensation awarded to Messrs. Bunte and Miceli do not contain maximum pay-outs. Such awards are based on the discretion of Mr. Hammer and approved by the Compensation Committee.

Messrs. Miiller and Rose are entitled to non-equity incentive plan compensation based on tiered commission plans that contain maximum annual pay-outs.

(4)	Mr. Rose commenced employment with us in the first quarter of fiscal 2007. Mr. Rose’s estimated future payouts under non-equity incentive plans reflect his eligible awards for the period July 1, 2006 through March 31, 2007. Mr. Rose’s compensation is paid in British pound sterling. All amounts have been converted to U.S. dollars using the average currency exchange rate for the period.

Outstanding Equity Awards at Fiscal 2007 Year End

The following table reflects all outstanding equity awards held by the named executive officers as of March 31, 2007:

	Option Awards
	Number of Securities	Number of Securities
	Underlying	Underlying			Option
	Unexercised Options	Unexercised Options		Option	Expiration
Name	(Exercisable)	(Unexercisable)		Exercise Price	Date

N. Robert Hammer	600,000	—		$6.00	5/3/2011
	164,062	10,938	(1)	4.00	5/01/2013
	275,000	125,000	(2)	6.00	5/6/2014
	—	350,000	(3)	4.70	9/19/2015
Alan G. Bunte	60,000	—		5.00	3/23/2010
	85,000	—		6.00	5/02/2012
	87,500	12,500	(4)	4.00	7/31/2013
	37,500	62,500	(5)	4.70	9/19/2015
	—	75,000	(6)	4.70	9/19/2015
Louis F. Miceli	50,000	—		5.00	3/23/2010
	75,000	—		6.00	5/02/2012
	11,250	3,750	(7)	7.20	1/29/2014
	—	50,000	(8)	4.70	9/19/2015
Ron Miiller	50,000	—		5.00	3/23/2010
	7,500	2,500	(9)	7.20	1/29/2014
	5,625	4,375	(10)	5.30	11/3/2014
	37,500	37,500	(11)	5.30	1/27/2015
	25,000	—		5.30	1/27/2015
	9,375	15,625	(12)	4.70	7/29/2015
	—	32,500	(13)	4.70	9/19/2015
Steven Rose	—	150,000	(14)	11.70	4/20/2016

(1)	These options vested on 5/1/07.

(2)	25,000 of these options vested on 5/6/07 and 25,000 will vest on each quarterly anniversary thereafter through 5/6/08.

(3)	87,500 of these options vested on 4/1/07 and 21,875 of these options will vest on each quarterly anniversary thereafter through 4/1/10.

(4)	6,250 of these options vested on each 4/30/07 and 6,250 of these options will vest on 7/31/07.

(5)	6,250 of these options will vest on 6/19/07 and on each quarterly anniversary thereafter through 9/19/09.

(6)	18,750 of these options vested on 4/1/07 and 4,688 of these options will vest on each quarterly-anniversary thereafter through 4/1/10.

(7)	938 of these options vested on 4/29/07 and 938 of these options will vest on each quarterly anniversary thereafter through 1/29/08.

(8)	12,500 of these options vested on 4/1/07 and 3,125 of these options will vest on each quarterly anniversary thereafter through 4/1/10.

(9)	625 of these options vested on 4/29/07 and 625 of these options will vest on each quarterly anniversary thereafter through 1/29/08.

(10)	625 of these options vested on 5/3/07 and 625 of these options will vest each quarterly anniversary thereafter through 11/3/08.

(11)	4,688 of these options vested on 4/27/07 and 4,688 of these options will vest on each quarterly anniversary thereafter through 1/27/09.

(12)	1,563 of these options vested on 4/29/07 and 1,563 of these options will vest on each quarterly anniversary thereafter through 7/29/09.

(13)	8,125 of these options vested on 4/1/07 and 2,031 of these options will vest on each quarterly anniversary thereafter through 4/1/10.

(14)	37,500 of these options will vest on 6/1/07 and 9,375 of these options will vest on each quarterly anniversary thereafter through 6/1/10.

Option Exercises

None of our named executive officers exercised their respective options during fiscal 2007.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non qualified defined contribution plans maintained by us.

Employee Agreements

In February 2004, we entered into an employment agreement with N. Robert Hammer. The agreement has an initial term ending on March 31, 2005 and automatically extends for additional one-year terms unless either party elects, at least 30 days prior to the expiration of a term, to terminate the agreement. The agreement provides that Mr. Hammer’s annual salary shall be subject to annual review by our Board of Directors. The agreement also provides that Mr. Hammer shall be eligible for annual non-equity incentive plan compensation with a target bonus potential equal to a percentage of his base salary and that he shall be entitled to participate in the employee benefits plans in which our other executives may participate. If we terminate Mr. Hammer’s employment for any reason other than cause, death or upon a change in control of our company, the agreement provides that, for a one-year period, Mr. Hammer will be entitled to receive his then-current base salary (either in equal bi-weekly payments or a lump sum payment, at our discretion) and we will be required to continue paying the premiums for Mr. Hammer’s and his dependents’ health insurance coverage. In addition, Mr. Hammer will be entitled to any other amounts or benefits previously accrued under our then applicable employee benefit plans, incentive plans or programs. If we terminate Mr. Hammer’s employment by reason of death or disability, Mr. Hammer will be entitled to any compensation earned but not yet paid. The agreement provides that, during his term of employment with us and for a period of one year following any termination of employment with us, Mr. Hammer may not participate, directly or indirectly, in any capacity whatsoever, within the United States, in a business in competition with us, other than beneficial ownership of up to one percent of the outstanding stock of a publicly held company. In addition, Mr. Hammer may not solicit our employees or customers for a period of one year following any termination of his employment with us. Mr. Hammer’s employment agreement also contains a change in control provision which is discussed below in the section titled “Change in Control Agreements.”

Mr. Hammer has maintained his primary residence in the state of Florida since he began serving as our Chairman, President and Chief Executive Officer in 1998. Mr. Hammer’s position with us is his only full time employment. Mr. Hammer generally spends his time working for us in our office in Oceanport, New Jersey or traveling on business for us. He is generally in Oceanport when not traveling on business. As part of his annual compensation, we pay costs associated with Mr. Hammer’s travel between his residence in Florida and our headquarters in Oceanport, New Jersey and we also lease an apartment for Mr. Hammer’s use in New Jersey. See “Summary Compensation Table” for more information. The members of the Compensation Committee consider these costs in reviewing the annual compensation of Mr. Hammer. We do not believe that Mr. Hammer’s Florida residency has had a negative impact on the quality of his service to us or on his ability to meet his obligations as Chairman, President and Chief Executive Officer in the past and we do not anticipate that his Florida residency will have any negative impact on us in the future.

In February 2004, we entered into employment agreements with Alan G. Bunte and Louis F. Miceli. Each of these agreements has an initial term ending on March 31, 2005 and automatically extends for additional one-year terms unless either party to the agreement elects, at least 30 days prior to the expiration of a term, to terminate the agreement. The agreements with Messrs. Bunte and Miceli provide that the annual salary of each shall be subject to annual review by our chief executive officer or his designee, and also provides that each shall be eligible for annual non-equity incentive plan compensation with a target bonus potential equal to a percentage of the officer’s base salary. The agreements with Messrs. Bunte and Miceli each provide that these officers shall be entitled to participate in the employee benefits plans in which our other executives may participate. If we terminate the employment of either of these officers for any reason other than for cause or death, each of the agreements provide that, for a one-year period, the terminated officer will be entitled to receive his then-current base salary (either in equal bi-weekly payments or a lump sum payment, at our discretion) and we will be required to continue paying the premiums for the officer’s and his dependents’ health insurance coverage. In addition, the terminated officer will be entitled to any other amounts or benefits previously accrued under our then applicable employee benefit plans, incentive plans or programs. If we terminate Messrs. Bunte’s or Miceli’s employment by reason of death or disability, each executive officer will be entitled to any compensation earned but not yet paid. Each agreement provides that, during his term of employment with us and for a period of one year following any termination of employment with us, the officer may not participate, directly or indirectly, in any capacity whatsoever, within the United States, in a business in competition with us, other than beneficial ownership of up to one percent of the outstanding stock of a publicly held company. In addition, neither of these officers may solicit our employees or customers for a period of one year following any termination of employment with us.

Change in Control Agreements

Mr. Hammer’s employment agreement provides that if a change in control of our company occurs, all options held by Mr. Hammer shall immediately become exercisable. If a change in control of our company occurs and Mr. Hammer’s employment is terminated for reasons other than for cause (other than a termination resulting from a disability) within two years of the change in control, or if Mr. Hammer terminates his employment within 60 days of a material diminution in his salary or duties or the relocation of his employment within two years following a change in control of our company, then he shall be entitled to (1) a lump sum severance payment equal to one and a half times his base salary at the time of the change in control plus an amount equal to Mr. Hammer’s target bonus at the time of the change in control, and (2) health insurance coverage for Mr. Hammer and his dependents for an 18 month period.

We have entered into change of control agreements with all of our executive officers, other than Mr. Hammer, whose employment agreement sets forth the protections upon a change of control described above. Each of these agreements provides that if a change in control of our company occurs and the employment of any of the officers is terminated for reasons other than for cause, or if the officer terminates his employment within 60 days of a material diminution in his salary or duties or the relocation of his employment following a change in control of our company, then all stock options held by the officer shall immediately become exercisable. In addition, the change of control agreements with Messrs. Bunte and Miceli provide that if a change in control of our company occurs and the employment of either of these officers is terminated for reasons other than for cause within two years of the change in control, or if the officer terminates his employment within 60 days of a material diminution in his salary or duties or the relocation of his employment within two years following a change in control of our company, then the officer shall be entitled to (1) a lump sum severance payment equal to one and a half times the sum of the officer’s annual base salary at the time of the change in control and all bonus payments made to the officer during the one-year period preceding the date of the change in control, and (2) health insurance coverage for the officer and his dependents for an 18 month period. The change of control agreements with Messrs. Miiller and Rose have substantially identical provisions that provide for a lump sum severance payment equal to the officer’s annual base salary at the time of the change in control and health insurance coverage for the officer and his dependents for a 12 month period.

The change of control agreements with Messrs. Bunte and Miceli provide that, for an 18 month period following the termination of employment, the officers may not engage in, or have any interest in, or manage or operate any company or other business (whether as a director, officer, employee, partner, equity holder, consultant or otherwise) that engages in any business which then competes with any of our businesses, other than beneficial ownership of up to five percent of the outstanding voting stock of a publicly traded company. The agreements also prohibit Messrs. Bunte and Miceli from inducing any of our employees to terminate their employment with us or to become employed by any of our competitors during the 18 month period. Messrs. Miiller and Rose are subject to substantially identical non-competition and non-solicitation provisions for a one-year period following the termination of employment.

Estimated Payments and Benefits upon Termination

The amount of compensation and benefits payable to each named executive officer has been estimated in the table below. The value of the option vesting acceleration was calculated based on the assumption that the change in control and the executive’s employment termination occurred on March 31, 2007. The closing price of our stock as of March 31, 2007 was $16.20, which was used as the value of our stock in the change in control. The value of the vesting acceleration was calculated by multiplying the number of accelerated option shares as of March 31, 2007 by the spread between the closing price of our stock as of March 31, 2007 and the exercise price for such unvested option shares and common stock. The amounts assume that such termination was effective as of March 31, 2007, the last day of our fiscal year. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us.

	Compensation			Continuation
		Non-equity	Unvested	of Medical	Total
		Incentive	Option Shares	Benefits	Compensation
	Base Salary	Plan	Accelerated	(Present Value)	and Benefits

N. Robert Hammer
Death	$—	$402,220	$—	$—	$402,220
Disability	—	402,220	—	—	402,220
Involuntary termination without cause or by non-extension of employment term	400,000	402,220	—	13,100	815,320
Change in Control	600,000	400,000	5,433,444	19,000	6,452,444
Alan G. Bunte
Death	—	195,000	—	—	195,000
Disability	—	195,000	—	—	195,000
Involuntary termination without cause or by non-extension of employment term	300,000	195,000	—	16,100	511,100
Change in Control	450,000	145,000	1,733,750	23,400	2,352,150
Louis F. Miceli
Death	—	135,000	—	—	135,000
Disability	—	135,000	—	—	135,000
Involuntary termination without cause or by non-extension of employment term	270,000	135,000	—	16,100	421,100
Change in Control	405,000	135,000	608,750	23,400	1,172,150

	Compensation			Continuation
		Non-equity	Unvested	of Medical	Total
		Incentive	Option Shares	Benefits	Compensation
	Base Salary	Plan	Accelerated	(Present Value)	and Benefits

Ron Miiller
Death	—	—	—	—	—
Disability	—	—	—	—	—
Involuntary termination without cause or by non-extension of employment term	—	—	—	—	—
Change in Control	240,000	—	1,032,375	16,100	1,288,475
Steven Rose
Death	—	—	—	—	—
Disability	—	—	—	—	—
Involuntary termination without cause or by non-extension of employment term	—	—	—	—	—
Change in Control	240,000	—	675,000	2,900	917,900

None of the named executive officers are eligible for compensation and benefits payable upon involuntary termination for cause or voluntary resignation or retirement and therefore such descriptions have been excluded from the table above. In addition, the amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination, such as any unreimbursed business expenses payable and distributions of plan balances under the CommVault Systems, Inc. 401(k) plan.

Director Compensation

Our Compensation Committee of the Board of Directors determines the amount of any fees, whether payable in cash, shares of common stock or options to purchase common stock, and expense reimbursement that directors receive for attending meetings of the Board of Directors or committees of the board. Prior to April 1, 2006, other than to members of our Audit Committee, we have not paid any fees to our directors, but we have reimbursed them for their expenses incurred in connection with attending meetings.

In fiscal 2007, we began to provide cash compensation to non-employee directors for their service on our board. Each non-employee director receives an annual retainer of $20,000, with an additional stipend of $1,000 for each board meeting attended in person. The chairperson of each of our Audit Committee, Compensation Committee and Governance Committee receive an additional annual retainer of $24,000, $7,500 and $7,500, respectively. Our lead director will receive an additional annual retainer of $7,500. Each committee member receives an additional annual retainer of $5,000.

In fiscal 2007, non-employee directors elected to the Board of Directors were eligible to receive an initial equity grant of 12,500 non-qualified stock options. In addition, each non-employee director was eligible to receive an annual equity grant of 7,500 non-qualified stock options. We granted a total of 50,000 non-qualified stock options to non-employee directors during fiscal 2007. We anticipate that future equity awards granted to non-employee directors will contain a mix of both non-qualified stock options and restricted stock units. Equity awards granted to our non-employee directors vest quarterly over a four-year period, except that the shares that would otherwise vest over the first 12 months do not vest until the first anniversary of the grant.

Equity grants in the foreseeable future to our non-employee directors will be pursuant to our 2006 Long-Term Stock Incentive Plan. See “Long-Term Equity Incentive Awards” above for more information about this plan. We also reimburse all of our directors for their reasonable expenses incurred in attending meetings of our board or committees.

The following table sets forth information concerning the compensation received for services rendered to us by our directors in fiscal 2007. No stock awards were granted to our directors in fiscal 2007.

	Fees Earned		All Other
	or Paid	Option	Annual
Name	in Cash	Awards(1)	Compensation	Total

Thomas Barry(2)	$41,500	$24,340	$—	$65,840
Frank J. Fanzilli, Jr.(3)	29,000	36,796	—	65,796
Armando Geday(4)	24,000	18,858	—	42,858
Keith Geeslin(5)	35,500	24,340	—	59,840
F. Robert Kurimsky(6)	34,000	18,858	—	52,858
Daniel Pulver(7)	29,000	41,145	—	70,145
Gary B. Smith(8)	36,500	34,574	—	71,074
David F. Walker(9)	58,000	41,465	—	99,465

(1)	The amounts in this column represent the dollar amount recognized in accordance with FAS 123(R) for the year, disregarding any estimates of future forfeitures. These amounts may reflect options granted in years prior to fiscal 2007. See Note 2 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the FAS 123(R) values of our equity awards.

(2)	Mr. Barry resigned from our Board of Directors on May 11, 2007 and forfeited 9,063 of stock options, which were unvested.

(3)	Mr. Fanzilli has a total of 83,500 stock options outstanding as of March 31, 2007.

(4)	Mr. Geday has a total of 83,500 stock options outstanding as of March 31, 2007.

(5)	Mr. Geeslin has a total of 17,500 stock options outstanding as of March 31, 2007.

(6)	Mr. Kurimsky has a total of 83,500 stock options outstanding as of March 31, 2007.

(7)	Mr. Pulver has a total of 25,000 stock options outstanding as of March 31, 2007.

(8)	Mr. Smith has a total of 30,000 stock options outstanding as of March 31, 2007.

(9)	Mr. Walker has a total of 20,000 stock options outstanding as of March 31, 2007.

Employee Benefit Plans

1996 Stock Option Plan

We have reserved 11,705,000 shares of common stock for issuance under the 1996 Stock Option Plan. As of March 31, 2007, options to purchase 7,434,121 shares of common stock were outstanding at a weighted average exercise price of $6.02 per share, 3,968,684 shares had been issued upon the exercise of outstanding options and 302,196 shares remain available for future grants. The 1996 Stock Option Plan provides for the grant of nonqualified stock options and other types of awards to our directors, officers, employees and consultants, and is administered by our Compensation Committee.

The Compensation Committee determines the terms of options granted under the 1996 Stock Option Plan, including the number of shares subject to the grant, exercise price, term and exercisability, and has the authority to interpret the plan and the terms of the awards thereunder. The exercise price of stock options granted under the plan must be no less than the par value of our common stock, and payment of the exercise price may be made by cash or other consideration as determined by the Compensation Committee. Options granted under the plan may not have a term exceeding ten years, and generally vest over a four-year period. At any time after the grant of an option, the Compensation Committee may, in its sole discretion, accelerate the period during which the option vests.

Generally, no option may be transferred by its holder other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employment Retirement Income Security Act of 1974, as amended, or the rules thereunder. If an employee leaves our company or is terminated, then any options held by such employee generally may be terminated, and any unexercised portion of the employee’s options, whether or not vested, may be forfeited.

The number of shares of common stock authorized for issuance under the 1996 Stock Option Plan will be adjusted in the event of any dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition or all or substantially all of the assets of our company, or exchange of common stock or other securities of our company, issuance of warrants or other rights to purchase common stock of our company, or other similar corporate transaction or event. In the event of the occurrence of any of these transactions or events, our Compensation Committee may adjust the number and kind of authorized shares of common stock under the plan, the number and kind of shares of common stock subject to outstanding options and the exercise price with respect to any option. Additionally, if any of these transactions or events occurs or any change in applicable laws, regulations or accounting principles is enacted, the Compensation Committee may purchase options from holders thereof or prohibit holders from exercising options. The Compensation Committee may also provide that, upon the occurrence of any of these events, options will be assumed by the successor or survivor corporation or be substituted by similar options, rights or awards covering the stock of the successor or survivor corporation.

The 1996 Stock Option Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by our Board of Directors or our Compensation Committee. However, no action of our Compensation Committee or our Board of Directors that would require stockholder approval will be effective unless stockholder approval is obtained. No amendment, suspension or termination of the plan will, without the consent of the holder of options, alter or impair any rights or obligations under any options previously granted, unless the underlying option agreement expressly so provides. No options may be granted under the plan during any period of suspension or after its termination.

2006 Long-Term Stock Incentive Plan

Under our Long-Term Stock Incentive Plan (the “LTIP Plan”), we may grant stock options, stock appreciation rights, shares of common stock and performance units to our employees, consultants, directors and others persons providing services to our company. The maximum number of shares of our common stock that we may award under the LTIP Plan is 4,000,000. On each April 1, the number of shares available for issuance under the LTIP Plan is increased, if applicable, such that the total number of shares available for awards under the LTIP Plan as of any April 1 is equal to 5% of the number of outstanding shares of our common stock on that April 1. As of March 31, 2007, options to purchase 236,875 shares of common stock were outstanding at a weighted average exercise price of $17.96 per share and 3,763,125 shares remain available for future grants. The maximum number of shares that may be subject to incentive stock options shall be 25,000,000 over the life of the LTIP Plan. The maximum number of shares that may be subject to options and stock appreciation rights granted to any one individual shall be 25,000,000 over the life of the LTIP Plan. The maximum number of shares that may be subject to stock unit awards, performance share awards, restricted stock awards or restricted unit awards to any one individual that are intended to be performance based within the meaning of Section 162(m) of the Internal Revenue Code shall be 25,000,000 over the life of the LTIP Plan (or $1,000,000 during any calendar year, if settled in cash.) The number of shares of common stock authorized for issuance under the LTIP Plan will be adjusted in the event of any dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition or all or substantially all of the assets of our company, or exchange of common stock or other securities of our company, issuance of warrants or other rights to purchase common stock of our company, or other similar corporate transaction or event.

Our Compensation Committee administers our LTIP Plan. The LTIP Plan essentially gives the Compensation Committee sole discretion and authority to select those persons to whom awards will be made, to designate the number of shares covered by each award, to establish vesting schedules and terms of each award, to specify all other terms of awards and to interpret the LTIP Plan.

Options awarded under the LTIP Plan may be either incentive stock options or nonqualified stock options, but incentive stock options may only be awarded to our employees. Incentive stock options are intended to satisfy the requirements of Section 422 of the Internal Revenue Code. Nonqualified stock options are not intended to satisfy Section 422 of the Internal Revenue Code. Stock appreciation rights may be granted in connection with options or as free-standing awards. Exercise of an option will result in the corresponding surrender of the attached stock appreciation right. The exercise price of an option or stock appreciation right must be at least equal to the par value of a share of common stock on the date of grant, and the exercise price of an incentive stock option must be at least equal to the fair market value of a share of common stock on the date of grant. Options and stock appreciation rights will be exercisable in accordance with the terms set by the Compensation Committee when granted and will expire on the date determined by the Compensation Committee, but in no event later than the tenth anniversary of the grant date. If a stock appreciation right is issued in connection with an option, the stock appreciation right will expire when the related option expires. Special rules and limitations apply to stock options which are intended to be incentive stock options.

Under the LTIP Plan, our Compensation Committee may grant common stock to participants. In the discretion of the committee, stock issued pursuant to the LTIP Plan may be subject to vesting or other restrictions. Participants may receive dividends relating to their shares issued pursuant to the LTIP Plan, both before and after the common stock subject to an award is earned or vested.

The Compensation Committee may award participants stock units which entitle the participant to receive value, either in stock or in cash, as specified by the Compensation Committee, for the units at the end of a specified period, based on the satisfaction of certain other terms and conditions or at a future date, all to the extent provided under the award. A participant may be granted the right to receive dividend equivalents with respect to an award of stock units by the Compensation Committee. Our Compensation Committee establishes the number of units, the form and timing of settlement, the performance criteria or other vesting terms and other terms and conditions of the award at the time the award is made.

Unless our Compensation Committee determines otherwise, in the event of a change in control of our company that is a merger or consolidation where our company is the surviving corporation (other than a merger or consolidation where a majority of the outstanding shares of our stock are converted into securities of another entity or are exchanged for other consideration), all option awards under the LTIP Plan will continue in effect and pertain and apply to the securities which a holder of the number of shares of our stock then subject to the option would have been entitled to receive. In the event of a change of control of our company where we dissolve or liquidate, or a merger or consolidation where we are not the surviving corporation or where a majority of the outstanding shares of our stock is converted into securities of another entity or are exchanged for other consideration, all option awards under the LTIP Plan will terminate, and we will either (1) arrange for any corporation succeeding to our business or assets to issue participants replacement awards on such corporation’s stock, or (2) make any outstanding options granted under the plan fully exercisable at least 20 days before the change of control becomes effective.

COMPENSATION COMMITTEE REPORT

CommVault Systems, Inc.
Compensation Committee
Report On Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended March 31, 2007 and in this proxy statement.

Compensation Committee

Keith Geeslin — Chairman
Frank J. Fanzilli, Jr.
Daniel Pulver

AUDIT COMMITTEE REPORT

General

The Audit Committee comprises three directors and operates under a written charter for the Audit Committee. All of the members of the Audit Committee meet the definition of independent for purposes of the Nasdaq listing standards. In addition, our Board of Directors has determined that Mr. Walker qualifies as an “audit committee financial expert” under the applicable SEC rules and all of the members of Audit Committee satisfy Nasdaq’s financial literacy requirements.

Report

The Audit Committee has furnished the following report:

The Audit Committee has reviewed and discussed the audited financial statements of our company for the fiscal year ended March 31, 2007 with our management. In addition, the Audit Committee has discussed with Ernst & Young LLP, our independent auditors (“Ernst & Young”), the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees” (as amended by Statement on Auditing Standards No. 90) and Regulation S-X Rule 2-07, “Communication with Audit Committees.”

The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with Ernst & Young its independence from our company and our management.

The Audit Committee has considered whether the services rendered by our independent public accountants with respect to audit, audit-related, tax and other non-audit fees are compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for our company for the fiscal year ended March 31, 2007 be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007 for filing with the SEC.

Audit Committee

David F. Walker — Chairman
F. Robert Kurimsky
Daniel Pulver

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Financial statements of our company and our consolidated subsidiaries will be included in our Annual Report furnished to all stockholders. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as independent public accountants for us to examine our consolidated financial statements for the fiscal year ending March 31, 2008, and has determined that it would be desirable to request that the stockholders ratify the appointment. You may vote for, vote against or abstain from voting with respect to this proposal. Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required to ratify the appointment. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment for the 2009 fiscal year, rather than the 2008 fiscal year, because of the difficulty and expense involved in changing independent auditors on short notice. Ernst & Young LLP was engaged as our principal independent public accountants for fiscal years 1998 through 2007. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and are also expected to be available to respond to appropriate questions.

Audit, Audit-Related, Tax and All Other Fees

The following table summarizes the aggregate fees and expenses billed to us for the fiscal years ended March 31, 2007 and 2006 by our principal accounting firm, Ernst & Young LLP (“Ernst & Young”):

	2007	2006
	(In thousands)

Audit fees	$1,402	$1,074
Audit-related fees	51	15
Tax fees	94	76
All other fees	—	—

	$1,547	$1,165

Audit Fees — all services necessary to perform an audit of the consolidated financial statements of our company; the reviews of the Company’s quarterly reports on Form 10-Q; services in connection with statutory and regulatory filings or engagements; comfort letters; statutory audits; consents and review of documents filed with the SEC, including documents relating to our initial public offering.

Audit Related Fees — consultation concerning financial accounting and reporting standards.

Tax Fees — tax compliance; tax planning; and other tax advice.

All Other Fees — any other work that is not Audit, Audit-Related or a Tax Service.

In considering the nature of the services provided by Ernst & Young, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Ernst & Young and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The audit committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of permissible non-audit services provided by the independent auditor. Generally, pre-approvals may be made by the chairperson of the Audit Committee in accordance with the rules of the Securities and Exchange Commission. All of the services performed by Ernst & Young in the year ended March 31, 2007 were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee.

The Board of Directors recommends that you vote FOR this proposal.

OTHER MATTERS

The Board of Directors is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy card to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference in any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the information included or incorporated in the sections of this proxy statement entitled “Executive Compensation — CommVault Systems,

Inc. Compensation Committee Report on Executive Compensation” and “Report of Audit Committee” will not be deemed to be incorporated, unless specifically provided otherwise in such filing.

SOLICITATION AND EXPENSES OF SOLICITATION

The cost of solicitation of Proxies will be borne by us. Solicitation will be made by mail, and may be made by directors, officers, and employees, personally or by telephone, telecopy or telegram. Proxy cards and material also will be distributed to beneficial owners of stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder Proposals — Inclusion in Company Proxy Statement

For a stockholder proposal to be considered by us for inclusion in our proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2008, the proposal must be received by April 23, 2008.

Other Stockholders Proposals — Discretionary Voting Authority and Bylaws

With respect to stockholder proposals not included in the Company’s proxy statement and form of proxy, we may utilize discretionary authority conferred by proxy in voting on any such proposals if, among other situations, the stockholder does not give timely notice of the matter to us by the date determined under our By-laws for the submission of business by stockholders. This notice requirement and deadline are independent of the notice requirement and deadline described above for a stockholder proposal to be considered for inclusion in our proxy statement. Our Bylaws state that, to be timely, notice and certain related information must be received at the principal executive offices not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be timely under our Bylaws, a proposal for the 2008 annual meeting not included by or at the direction of the Board of Directors must be received no later than May 31, 2008.

WARREN H. MONDSCHEIN
Vice President, General Counsel and Secretary

We will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of our annual report on Form 10-K for the fiscal year ended March 31, 2007, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such report should be directed to Warren H. Mondschein, Vice President, General Counsel and Secretary, CommVault Systems, Inc., 2 Crescent Place, Oceanport, New Jersey 07757.

REVOCABLE PROXY COMMVAULT SYSTEMS, INC. ANNUAL MEETING OF STOCKHOLDERS August 29, 2007 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned does hereby appoint N. Robert Hammer, Louis Miceli and Warren H. Mondschein, and either of them, with full power of substitution, as Proxies to vote, as directed on this card, or, if not so directed, in accordance with the Board of Directors’ recommendations, all shares of CommVault Systems, Inc. held of record by the undersigned at the close of business on July 2, 2007 and entitled to vote at the Annual Meeting of Stockholders of CommVault Systems, Inc. to be held at 1:00 p.m., local time, Wednesday, August 29, 2007, at the Sheraton Eatontown Hotel, 6 Industrial Way East, Eatontown, New Jersey or at any adjournment or postponement thereof, and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card. PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE. (Continued, and to be marked, dated and signed, on the other side) ? FOLD AND DETACH HERE ? COMMVAULT SYSTEMS, INC. — ANNUAL MEETING, AUGUST 29, 2007 YOUR VOTE IS IMPORTANT! You can vote in one of three ways: 1. Call toll free 1-866-395-9264 on a Touch-Tone Phone. There is NO CHARGE to you for this call. or 2. Via the Internet at https://www.proxyvotenow.com/cvlt and follow the instructions. or 3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope. PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Revocable Proxy Annual Meeting of Stockholders COMMVAULT SYSTEMS, INC. Please mark as indicated in this X AUGUST 29, 2007 example Withhold For All For All Except For Against Abstain 1 . The election as directors of all nominees listed 2. Approve appointment of Ernst & Young LLP as (except as marked to the contrary below): independent public accountants for the fiscal year ending March 31, 2008. (01) ARMANDO GEDAY 3. In the discretion of the Proxies named herein, the Proxies are authorized to vote (02) F. ROBERT KURIMSKY upon such other matters as may properly come before the meeting (or any (03) DAVID WALKER adjournment or postponement thereof). INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF and write that nominee(s’) name(s) or number(s) in the space provided below. DIRECTORS AND “FOR” PROPOSAL 2. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. Mark here if you plan to attend the meeting Mark here for address change and note change Please be sure to date and sign Date this proxy card in the box below. Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name Sign above by an authorized person. x x x IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW x x x FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL ? ? PROXY VOTING INSTRUCTIONS S Stockholders of record have three ways to vote: 1. By Mail; or 2. By Telephone (using a Touch-Tone Phone); or 3. By Internet. A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., August 29, 2007. It is not necessary to return this proxy if you vote by telephone or Internet. Vote by Internet Vote by Telephone anytime prior to Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., August 29, 2007 go to 3 a.m., August 29, 2007: https://www.proxyvotenow.com/cvlt 1-866-395-9264 Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted. Your vote is important!